UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D. C. 20549

Amendment No. 1 to

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

HECTOR COMMUNICATIONS CORPORATION

(Exact name of registrant as specified in its charter)

Minnesota	41-1666660
(State of incorporation or organization)	(I.R.S. Employer Identification No.)

211 South Main Street Hector, Minnesota	55342
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Preferred Stock Purchase Rights	American Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Class)

Item 1.             Description of Registrant’s Securities to be Registered.

In connection with the Agreement and Plan of Merger dated as of June 27, 2006 (the “Merger Agreement”) entered into by and among Hector Communications Corporation (the “Company”), Hector Acquisition Corp. (“HAC”) and the three, one-third owners of HAC, Blue Earth Valley Communications, Inc., Arvig Enterprises, Inc. and New Ulm Telecom, Inc. (collectively, “Parent”) described in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on June 30, 2006 and amended July 10, 2006, the Board of Directors of the Company and Wells Fargo Bank, N.A. (formerly Norwest Bank Minnesota, N.A.) (the “Rights Agent”) have amended the Rights Agreement dated as of July 27, 1999 between the Company and the Rights Agent (the “Rights Agreement”). The Amendment to the Rights Agreement is effective as of June 27, 2006.

The purpose of the Amendment to the Rights Agreement is to render the Rights Agreement inapplicable with respect to: (i) the approval, execution or delivery of the Merger Agreement; (ii) the consummation of the Merger (as defined in the Merger Agreement); and (iii) the consummation of the other transactions contemplated by the Merger Agreement. Specifically, the Amendment to the Rights Agreement provides that (i) neither Parent nor any of its Affiliates (as defined in the Rights Agreement) or Associates (as defined in the Rights Agreement) is considered to be an Acquiring Person (as defined in the Rights Agreement) and (ii) the provisions of the Rights Agreement, including the occurrence of a Triggering Event (as defined in the Rights Agreement) or Distribution Date (as defined in the Rights Agreement), are not and shall not be triggered by reason of the execution of the Merger Agreement, consummation of the Merger or consummation of any of the other transactions contemplated by the Merger Agreement. In addition, the Amendment provides that the Rights Agreement will expire upon the Effective Time of the Merger (as defined in the Merger Agreement). If the Merger Agreement is terminated for any reason, these provisions will be automatically repealed and deleted without further action on the part of the Company or the Rights Agent.

The Amendment to the Rights Agreement was included as Exhibit 4.1 to the Company’s Form 8-K filed on June 30, 2006 as amended on July 10, 2006, and is incorporated herein by reference.

Item 2.             Exhibits.

4.1

Amendment to Rights Agreement dated as of June 30, 2006 by and between Hector Communications Corporation and Wells Fargo Bank, N.A., as Rights Agent. (Incorporated by reference to Exhibit 4.1 of the Company’s Form 8-K filed on June 30, 2006 and amended on July 10, 2006.)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

HECTOR COMMUNICATIONS CORPORATION
Dated: July 12, 2006
	By:	/s/ Charles A. Braun
Charles A. Braun
Chief Financial Officer